EXHIBIT 99.1

Advanced Environmental Petroleum Producers, Inc.

14405 Walters Road, Suite 780

Houston, Texas 77014

Contact:	Michael T. Redman
MRedman@OncolixBio.com (281) 402-3167

Update of Corporate Activities

Houston, Texas, June 28, 2017. Advanced Environmental Petroleum Producers, Inc. (OTCQB: AEPP) today provided an update to its stockholders. The Board of Directors of AEPP has no current plans to reincorporate AEPP or to effect a reverse split of its shares of common stock.

“We have no current plans to effect a forward or reverse split of AEPP’s common stock”, stated Michael T Redman, Chairman of the Board. “We will continue to evaluate the establishment of new operations with the goal to attract external financing and allow us to ultimately seek listing on a more-established trading venue, which we believe is in the best interest of our stockholders.”

AEPP currently is 66% owned by Oncolix, Inc., which acquired its ownership on April 6, 2017 as previously disclosed in SEC filings. In connection with this acquisition by Oncolix, the prior officers and directors of AEPP, including Brian Kistler, resigned and are unaffiliated with AEPP. Michael T Redman and J Donald Payne currently serve as the sole officers and directors of AEPP.

“We continue to evaluate options which we consider to be in the best interest of AEPP’s stockholders. These options include an offer to the stockholders of Oncolix to acquire all of the outstanding stock of Oncolix and merge the two companies. In consultation with our legal, tax and financial advisers, we intend to finalize the terms and conditions of such offer during July 2017. Of course, there can be no assurance that such terms and conditions with be acceptable to the stockholders of Oncolix.”